Exhibit 99.1

Timberline Announces Timberline Drilling Contract Extension and Provides Update on Drilling Services

June 14, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline”) is pleased to announce that its contract core drilling subsidiary, Timberline Drilling, has entered into a three-year extension to its existing underground and surface drilling contract with its largest customer.  Timberline Drilling’s contract now extends into 2014 which provides revenue stability and aids in the retention of quality staff and drillers by providing steady work for the company and its employees.

Timberline Drilling has also secured three contracts with junior exploration companies for drill programs beginning over the next several months, and one supplementary contract has been secured for deep-hole drilling in Nevada for the company’s largest customer.  Timberline Drilling will also soon commence underground resource definition drilling and surface exploration drilling at Timberline’s Butte Highlands Gold Project in Montana.  Additionally, the company is mobilizing a surface drill to complete an exploration drill program at Timberline’s newly-acquired South Eureka property in Nevada.  Timberline Drilling currently has 12 drills operating and expects to have an additional 5 drills operating within the next several weeks.  The company’s drill fleet includes several drills that can be used for surface or underground drilling.

Timberline’s CEO, Randal Hardy, commented, “Since the economic crisis of 2008, Timberline Drilling has undergone a major transformation and has successfully focused on safely improving our operating productivity and reducing operating and administrative costs.  This has allowed us to be profitable and to generate positive cash flow in each of the past four quarters.  During this time period, three of the quarters were record periods in terms of earnings for Timberline Drilling. The outlook for the remainder of 2010 remains positive, and we remain focused on safety, serving our clients, and generating significant earnings and cash flow.”

Mr. Hardy continued, “I’m very proud of our team at Timberline Drilling.   They have done an outstanding job enhancing our productivity in a safe manner, lowering costs, and delivering superior service to our clients.  We continue to improve our safety record, and we have operated in challenging, difficult environments for nearly two years without a lost time accident.  The efforts of our team have made Timberline Drilling a leader in core drilling services in the western United States.”

In Mexico, Timberline’s drilling subsidiary, World Wide Exploration, S.A. de C.V. (“World Wide”) has experienced a recent increase in demand for drill services.    World Wide began the quarter with two drills operating and is currently operating four core rigs, with one additional rig expected to be operating within the next few weeks.  Mr. Hardy stated, “We have worked through a number of challenges in Mexico, and we anticipate that our ongoing efforts will produce positive operating and financial results in the coming months.”

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units: a mine in development with anticipated gold production, an active exploration division with a large, drill-tested, highly prospective project portfolio in Nevada’s Battle Mountain - Eureka gold trend, and two contract core drilling subsidiaries in the U.S. and Mexico providing revenues and cash flow to the company. Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in 2011.  The Management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859